June 24, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: Galaxy Institutional Government Money Market Fund

Galaxy Institutional Treasury Money Market Fund

Galaxy Institutional Money Market Fund

Galaxy Prime Reserves

Galaxy Government Reserves

Galaxy Tax-Exempt Reserves

Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated April 30, 2004 with respect to the above-listed funds of The Galaxy Fund ("Registrant"), and are in agreement with the statements contained in Sub-Item 77K of Form N-SAR. We have no basis to agree or disagree with other statements of the Registrant contained in the Form N-SAR.

Very truly yours,

Ernst & Young LLP